Exhibit 99.CODE ETH

FP Strategies LLC

&

RoboStrategy, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

As Amended October 20, 2026

I.	INTRODUCTION

Ethics are important to RoboStrategy, Inc. (the “Fund”) and to its management. The Fund is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and other personnel of the Fund and the Fund’s investment adviser, FP Strategies, LLC (the “Adviser” or “FP Strategies”), are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics and the Statement on the Prohibition of Insider Trading (this “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please contact the Fund’s Chief Compliance Officer or any member of the Fund’s management, or follow the procedures outlined in applicable sections of this Code.

The Fund is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company. The Fund’s common stock is listed and trades on the Nasdaq Global Market under the symbol “BOT.”

This Code has been adopted by the board of directors of the Fund (the “Board”) in accordance with Rule 17j-1(c) under the 1940 Act, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Item 2 of Form N-CSR, Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the “Report”). Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by closed-end investment companies if effected by access persons of such a company. Rule 204A-1 requires investment advisers registered with the Securities and Exchange Commission (the “SEC”) to adopt a code of ethics that sets standards of conduct and requires compliance with the federal securities laws. Because the Adviser is a registered investment adviser, this Code is intended to satisfy both Rule 17j-1 and Rule 204A-1 in a single integrated document.

II.	PURPOSE OF THIS CODE

This Code is intended to:

•	help you recognize ethical issues and conflicts of interest and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files, or submits to the SEC and other public communications made by the Fund;

•	maintain confidentiality of the Fund’s business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote the Fund’s commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Fund that no affiliated person of the Fund shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Fund:

•	employ any device, scheme or artifice to defraud the Fund;

•	make any untrue statement of a material fact or omit to state to the Fund a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

•	engage in any manipulative practices with respect to the Fund’s business activities.

All employees, as a condition of employment or continued employment, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that this Code contains the Fund’s expectations regarding their conduct.

III.	CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code of Ethics (this “Code of Ethics”).

A.	Scope of this Code of Ethics

In order to prevent the Fund’s Access Persons (as defined below) and Independent Directors (as appropriate) from engaging in any of these prohibited acts, practices or courses of business, the Board has adopted this Code of Ethics.

B.	Definitions

In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Code of Ethics:

Access Person. “Access Person” means any director, officer (including all SOX Officers, as defined below), general partner (or equivalent), employee or Advisory Person (as defined below) of the Fund or FP Strategies; provided, however, that the term “Access Person” will not include any person who is subject to a separate code of ethics, provided that such code of ethics is compliant with Rule 17j-1. An Independent Director is an Access Person but is subject to this Code of Ethics only to the extent set forth in Section III.K (Independent Directors).

Advisory Person. “Advisory Person” means: (i) any trustee, director, general partner (or equivalent), officer or employee of the Fund or FP Strategies or of any company in a control relationship to the Fund or FP Strategies, who, in connection with his or her regular duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Fund or FP Strategies, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or FP Strategies who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security. An Advisory Person shall not include an Independent Director.

Approved Co-Investment Vehicle. “Approved Co-Investment Vehicle” means a pooled investment vehicle that (i) is advised by FP Strategies or by an affiliated person of FP Strategies that has adopted the Co-Investment Policies (as defined below); (ii) invests alongside the Fund in reliance on the exemptive order issued by the SEC permitting the Fund to co-invest with certain affiliated entities (the “Co-Investment Order”) and in accordance with the co-investment policies and procedures adopted by the Fund and FP Strategies under the Co-Investment Order (the “Co-Investment Policies”); and (iii) has been designated in writing by the Chief Compliance Officer as an Approved Co-Investment Vehicle. An interest in an Approved Co-Investment Vehicle is a Covered Security and is treated as acquired in a Limited Offering for purposes of this Code of Ethics.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a distribution reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children or any person living with him or her or to whom he or she contributed economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations or other arrangements.

Blackout Period. “Blackout Period” means that timeframe in which the Fund or FP Strategies or an Access Person, or Independent Director with knowledge of the Fund’s or FP Strategies’ trading activity, may not engage in trading in an issue, or its related securities, appearing on the Fund’s or FP Strategies’ Restricted List as described below. “Blackout Period” also includes any period designated by the Chief Compliance Officer under Section III.G.3 during which transactions in Fund Shares are prohibited.

Half-Session Period. “Half-Session Period” means the period after a public release until one-half of a regular Nasdaq trading session has elapsed, counting only regular trading hours.

Extended Release Period. “Extended Release Period” means the period after a public release until one and one-half regular Nasdaq trading sessions have elapsed, counting only regular trading hours.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act. A security that is otherwise a “Covered Security” under this definition is excluded therefrom, however, if it falls into one of the following categories: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (including exchange traded funds organized as open-end investment companies).

Digital Asset. “Digital Asset” means any asset issued or transferred using distributed ledger or blockchain technology, including so-called virtual currencies, coins, and tokens, and including any tokenized security, tokenized interest in a security, or token that represents, references, tracks, or provides economic exposure to a security or a basket or index of securities. A Digital Asset is a Covered Security only if, and only to the extent that, it is a security under the federal securities laws.

Reportable Digital Asset. “Reportable Digital Asset” means a Digital Asset that the Access Person knows, or in the exercise of reasonable care should know, is a security under the federal securities laws. Without limiting the foregoing, a Digital Asset is a Reportable Digital Asset if it is a tokenized security or a tokenized interest in or derivative of a security (including a token that represents, references, tracks, or provides economic exposure to one or more securities), or if any of the indicia described in Section III.E.8 are present. A Digital Asset that is not a security is not a Reportable Digital Asset and is not a Covered Security.

Fund Shares. “Fund Shares” means shares of the common stock of the Fund and any other security issued by the Fund, including any option, warrant or other right to acquire, or security convertible into or exchangeable for, such common stock. Fund Shares also include any Digital Asset, tokenized security, or other instrument that represents, references, tracks, or provides economic exposure to the common stock or other securities of the Fund, including any tokenized or “wrapped” version of the Fund’s common stock, whether issued or sponsored by the Fund or by a third party. For the avoidance of doubt, Fund Shares are a Covered Security and are also subject to the additional requirements set forth in Section III.G (Trading in Fund Shares), and any such tokenized or wrapped instrument is subject to Section III.G to the same extent as the Fund’s common stock regardless of whether it is otherwise a security.

Independent Director. “Independent Director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504 or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. “Restricted List” means the list that identifies those securities which the Fund, FP Strategies or their Access Persons may not enter into a transaction due to some restriction under the securities laws whereby the Fund, FP Strategies or their Access Persons may be deemed to possess material nonpublic information (as it is described within the Insider Trading Policy Statement) about the issuer of such securities. This list also includes potential investment targets of FP Strategies for the Fund that Access Persons may not transact due to potential conflicts.

SOX Officer. “SOX Officer” means the Fund’s Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer.

Supervised Person. A “Supervised Person” means any partner, member, officer, trustee, director (or other person occupying a similar status or performing similar functions) or employee of any entity that provides investment advice on behalf of the Fund or FP Strategies and is subject to the supervision and control of the Fund or FP Strategies; provided, however, that Supervised Person shall not include Independent Directors.

C.	Standards of Conduct

1.	No Access Person, Supervised Person or Independent Director shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Fund or its stockholders or FP Strategies; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Fund, FP Strategies, or any of their affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Fund and its stockholders and to FP Strategies.

2.	Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Fund or FP Strategies shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.	No Access Person, Supervised Person or Independent Director shall dispense any information concerning securities holdings or securities transactions of the Fund or FP Strategies to anyone outside the Fund or FP Strategies without obtaining prior written approval from the Chief Compliance Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Fund, FP Strategies and their affiliates;

•	when such information is reported to directors of the Fund or FP Strategies; or

•	in the ordinary course of his or her duties on behalf of the Fund or FP Strategies.

4.	All personal securities transactions should be conducted consistent with this Code of Ethics and the Insider Trading Policy Statement, herein, and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Fund and FP Strategies.

5.	Under Section 206 of the Advisers Act, FP Strategies owes the Fund a fiduciary duty of loyalty (avoiding self-dealing and material conflicts of interest, with affirmative disclosure of conflicts that arise) and a duty of care (exercising diligence and sound judgment in investment decisions and portfolio management).

6.	No Access Person, Supervised Person or Independent Director shall cause the Fund to engage in, or personally participate in, any transaction that would constitute a prohibited affiliated transaction under Section 17 of the 1940 Act, including any joint transaction or co-investment with the Fund, the Adviser or their affiliates, except in accordance with the 1940 Act, the rules thereunder, and any applicable exemptive relief or guidance, and after any approval required by the Fund’s policies and procedures and, where applicable, the Board or a committee thereof.

7.	Each Access Person, Supervised Person or Independent Director must avoid even the appearance of impropriety in personal investment activities and must not take inappropriate advantage of his or her position. The receipt of investment opportunities, perquisites, or gifts from persons seeking to do business with the Fund or the Adviser could call into question the exercise of an individual’s independent judgment and is addressed further in Section III.H (Gifts and Entertainment) and Section III.I (Political Contributions).

D.	Disclosure Standards

Each SOX Officer shall:

•	be familiar with the disclosure requirements generally applicable to the Fund;

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors or managers and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within such officer’s area of responsibility, consult with other officers and employees of the Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

E.	Prohibited Transactions

1.	General Prohibition. No Access Person shall execute a personal securities transaction (directly or indirectly) in any Covered Security (including any security issued by the issuer of such Covered Security) unless such Access Person shall have obtained prior written approval for such transaction from the Fund’s Chief Compliance Officer. This pre-clearance requirement does not apply to the Exempt Securities described in paragraph 6 below or to the Exempt Transactions described in paragraph 7 below. Notwithstanding paragraphs 6 and 7, pre-clearance is always required for any transaction in Fund Shares (which is governed by Section III.G), for any transaction in a security appearing on the Restricted List, and for any Initial Public Offering or Limited Offering (which is governed by paragraph 4 below and, for an interest in an Approved Co-Investment Vehicle, paragraph 4A below).

2.	Portfolio Companies and the Restricted List. The names of all companies being considered for investment by the Fund will be added to the Restricted List and distributed to Access Persons. Access Persons must review the Restricted List periodically and immediately notify the Chief Compliance Officer if they have any interest in, or connection with, an issuer on the Restricted List—including interests in any publicly available securities of that issuer or any related company. Any companies added to the Restricted List but ultimately not chosen for investment may be removed from the list upon notice to the Chief Compliance Officer on the condition that it is not reasonably foreseeable that the Fund may consider them again for investment at any point in the following 90 days. The CCO will periodically review the list with Portfolio Management to ensure the list remains accurate.

3.	Securities Associated with Affiliated and Related Party Transactions. Access Persons will be advised of portfolio holdings as well as situations where the Fund may engage in other transactions creating affiliated or relationships with other parties. Typically, securities issued by such affiliated or otherwise related parties will be included on the Fund’s Restricted List. However, should an Access Person have a question about investing in any security that might have a tangential relationship to the Fund or its Portfolio, the Access Person should seek the guidance of the Chief Compliance Officer prior to engaging in a securities transaction.

4.	Initial Public Offerings and Limited Offerings. Access Persons of the Fund must obtain approval from the Fund’s Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. The de minimis and other exemptions in paragraphs 6 and 7 below do not apply to an Initial Public Offering or a Limited Offering, each of which always requires pre-clearance. Except as provided in paragraph 4A below for an interest in an Approved Co-Investment Vehicle, as a condition of approval, the Access Person must provide the Chief Compliance Officer with full details of the proposed transaction and a written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of the Fund. If the issuer is a robotics or physical AI company within the scope of the Fund’s investment strategy, or appears on the Restricted List, the request is subject to heightened review by the Chief Compliance Officer, and the Chief Compliance Officer may condition, require recusal from, or deny the transaction, including where participation could give rise to a prohibited joint transaction or co-investment with the Fund under Section 17 of the 1940 Act. Any approval, and the reasons supporting it, will be documented and retained in accordance with Section VI.C.

4A.	Approved Co-Investment Vehicles. An Access Person may acquire an interest in an Approved Co-Investment Vehicle, subject to the following conditions, which apply in place of the certification required by paragraph 4:

(i)	Pre-clearance. The Access Person must obtain pre-clearance from the Chief Compliance Officer before subscribing for the interest and before making any additional capital commitment. The request must identify the vehicle, the portfolio company, and the amount, and must disclose any role the Access Person had in sourcing, negotiating, structuring, sizing, or approving the Fund’s investment or the Fund’s allocation to it.

(ii)	Fund allocation first. The Chief Compliance Officer may pre-clear the subscription only after confirming that the Fund’s allocation to the transaction was determined and documented under the Co-Investment Policies before subscriptions from Access Persons were accepted, and that demand from Access Persons was not a factor in sizing the Fund’s allocation. If the Access Person participated in the allocation determination, the Chief Compliance Officer will review the allocation documentation before granting pre-clearance.

(iii)	Restricted List and Blackout Periods. A subscription pre-cleared under this paragraph 4A is permitted even if the portfolio company appears on the Restricted List or is subject to a Blackout Period. Any sale, transfer, pledge, or redemption of the interest by the Access Person requires separate pre-clearance and remains subject to the Restricted List, any applicable Blackout Period, and the prohibition on trading while in possession of material non-public information. Acquisitions and dispositions made by the vehicle itself in accordance with the Co-Investment Order are not personal securities transactions of the Access Person.

(iv)	Investment through the vehicle only. This paragraph 4A permits investment only through an Approved Co-Investment Vehicle. Any direct investment by an Access Person in a portfolio company alongside the Fund remains subject to paragraph 4 and Section III.C.6.

(v)	Reporting. Because interests in Approved Co-Investment Vehicles are generally not held through a broker, dealer, or bank, the Access Person must report each subscription, additional capital contribution, and disposition, and the interest itself, manually to the Chief Compliance Officer in the reports required by Section V.

(vi)	Records. The Chief Compliance Officer will retain each pre-clearance request, the allocation documentation reviewed, and the approval in accordance with Section VI.C.

5.	Fund Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Fund’s Chief Compliance Officer when they are involved in the Fund’s subsequent consideration of an investment in the issuer, and the Fund’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer. The same requirements apply to an Access Person who holds an interest in an Approved Co-Investment Vehicle when the Fund considers a follow-on investment in, or a disposition of, the portfolio company held by that vehicle.

6.	Exempt Securities. The pre-clearance requirement in paragraph 1 does not apply to a transaction in a “De Minimis Security,” meaning a security issued by any company included in the Standard & Poor’s 500 Index, in an amount less than $10,000 in the aggregate per issuer in any seven (7) day period. The De Minimis exemption does not apply to Fund Shares, to any security on the Restricted List, to any robotics or physical AI company within the scope of the Fund’s investment strategy, or to any Initial Public Offering or Limited Offering. The exemption is intended to relieve Access Persons of the obligation to pre-clear small transactions in large-capitalization issuers that the Fund would not purchase, while preserving pre-clearance where a realistic conflict exists.

7.	Exempt Transactions. The pre-clearance requirement in paragraph 1 does not apply to the following transactions, each of which nonetheless remains subject to the prohibition on trading while in possession of material non-public information and to the reporting requirements of Section V except where Section V provides otherwise: (i) transactions in securities that are not Covered Securities; (ii) transactions effected in any account over which the Access Person has no direct or indirect influence or control; (iii) transactions that are non-volitional on the part of the Access Person, including the sale of fractional shares and transactions resulting from corporate actions applicable to all holders of a class of securities; (iv) transactions effected pursuant to an Automatic Investment Plan, including the Fund’s distribution reinvestment plan; (v) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and the sale of such rights so acquired; and (vi) transactions in securities that the Fund is not permitted to purchase under its investment objectives, policies and restrictions, provided that such securities have been identified by the Chief Compliance Officer, by name or by category, as impermissible for purchase by the Fund prior to the Access Person’s transaction.

8.	Digital Assets. Except as provided in Section III.F with respect to Digital Assets included on the Restricted List, Digital Assets that are not securities are outside the scope of this Code of Ethics and are not subject to the pre-clearance requirement in paragraph 1, the holdings reporting requirements of Section V, or the transaction reporting requirements of Section V. Consistent with the joint interpretive release of the SEC and the Commodity Futures Trading Commission, Application of the Federal Securities Laws to Certain Types of Crypto Assets and Certain Transactions Involving Crypto Assets, Release No. 33-11412 (Mar. 17, 2026), the Fund does not treat a Digital Asset that the SEC has identified as a “digital commodity,” and that is not offered or sold to the Access Person as part of an investment contract, as a security. Such Digital Assets include, by way of example and without limitation, bitcoin (BTC), ether (ETH), solana (SOL), cardano (ADA), XRP (XRP), dogecoin (DOGE), avalanche (AVAX), polkadot (DOT), chainlink (LINK), litecoin (LTC), bitcoin cash (BCH), stellar (XLM), tezos (XTZ), hedera (HBAR), and aptos (APT). Transactions in these assets do not require pre-clearance or reporting under this Code, except as provided in Section III.F.

A Reportable Digital Asset, however, is treated as a Covered Security. An Access Person must obtain pre-clearance from the Chief Compliance Officer before transacting in a Reportable Digital Asset and must report such transactions and holdings in accordance with Section V, except that, because Reportable Digital Assets are generally not held through a broker, dealer, or bank, such pre-clearance and reporting shall be made manually to the Chief Compliance Officer rather than through the duplicate-confirmation or automated-feed arrangements described in Section V.A. Tokenized securities, and tokenized interests in or derivatives of securities, are Reportable Digital Assets and remain subject to the federal securities laws regardless of whether the underlying security is represented on or off a crypto network.

In determining whether a Digital Asset is a security, and therefore a Reportable Digital Asset, an Access Person should treat the presence of any of the following as indicating that the Digital Asset is a security, absent guidance to the contrary from the Chief Compliance Officer: (i) the SEC or a court has indicated, by rule, order, enforcement action, or other published position, that the Digital Asset, or a class of Digital Assets of which it is a part, is or may be a security; (ii) the Digital Asset represents, references, tracks, or provides economic exposure to one or more securities, including any tokenized security, tokenized fund interest, or tokenized derivative of a security; (iii) the transaction in the Digital Asset is effected through, or the Access Person’s counterparty or intermediary is, a registered broker-dealer, a national securities exchange, an alternative trading system, or another intermediary regulated as a securities market participant, or the Digital Asset is offered or sold subject to the registration or exemption framework of the federal securities laws; or (iv) the Digital Asset was offered or sold to the Access Person, or acquired by the Access Person, in a manner that relied on a registration statement, a private-placement or other exemption under the Securities Act, or a simple agreement for future tokens (SAFT) or similar instrument.

A Digital Asset that constitutes Fund Shares, including any tokenized or wrapped instrument that represents or provides economic exposure to the Fund’s common stock, is governed by Section III.G (Trading in Fund Shares), and the requirements of this paragraph 8 do not displace those of Section III.G. If an Access Person is uncertain whether a Digital Asset is a security, the Access Person must consult the Chief Compliance Officer before transacting in that Digital Asset.

F.	Management of the Restricted List

The Fund’s Chief Compliance Officer is responsible for maintaining the Restricted List and for providing Access Persons with the information necessary to comply with its restrictions. Should an Access Person learn of material non-public information concerning a public company, that information must be reported to the Fund’s Chief Compliance Officer so that the issuer may be considered for inclusion on the Restricted List. Material non-public information concerning the Fund itself, including with respect to any pending or contemplated offering, issuance, or repurchase of Fund Shares that is not conducted in the ordinary course of business of a closed-end investment fund and is also of a material amount, must likewise be reported to the Chief Compliance Officer, who may impose a Blackout Period on Fund Shares in accordance with Section III.G. If the Fund holds, or is considering an investment in, any Digital Asset or any issuer of a Digital Asset, the Chief Compliance Officer, upon approval of the Chief Operating Officer, may include that Digital Asset on the Restricted List, and trading in that Digital Asset by Access Persons is restricted accordingly, whether or not the Digital Asset is a security. The Fund’s Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. Upon the Chief Operating Officer’s approval of an addition or removal, the Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons. The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Fund absent approval of the Fund’s Chief Compliance Officer.

G.	Trading in Fund Shares

The Fund’s common stock is listed on the Nasdaq Global Market under the symbol “BOT.” Because the Fund is a listed issuer, personal transactions by Access Persons and their household members in Fund Shares present heightened risk under the federal securities laws, including Regulation FD and the prohibition on insider trading. Fund Shares are a Covered Security and remain subject to the general pre-clearance requirement in Section III.E.1. In addition, the following requirements apply specifically to Fund Shares.

Certain directors and officers of the Fund, and certain control persons of the Adviser, are or may be subject to Section 16 of the Exchange Act and Section 30(h) of the 1940 Act with respect to Fund Shares. Each such person is responsible for the timely filing of Forms 3, 4, and 5 and remains subject to the recovery of short-swing profits under Section 16(b), which applies as a matter of law without regard to intent or to compliance with this Code. Nothing in this Code limits those obligations, and the pre-clearance and blackout requirements of this Section III.G are in addition to, and do not satisfy, them.

1.	Pre-Clearance. Every Access Person (including each Independent Director) and Supervised Person must obtain pre-clearance from the Chief Compliance Officer before engaging in any transaction in Fund Shares, whether a purchase, sale, or other acquisition or disposition, and whether for the individual’s own account or any account in which the individual has a Beneficial Interest. This pre-clearance requirement does not apply to a transaction effected pursuant to a Rule 10b5-1 Plan adopted, modified, or terminated in compliance with paragraph 5 below.

2.	Execution Window. A transaction in Fund Shares that has been approved must be executed within forty-eight (48) hours after approval is granted. If the transaction is not executed within that period, a new pre-clearance request must be submitted before the transaction may be effected. This Section III.G.2 does not apply to a transaction effected pursuant to a Rule 10b5-1 Plan adopted in compliance with paragraph 5 below, the timing and execution of which are governed by the terms of the Plan.

3.	Blackout Periods. No Access Person (including any Independent Director) or Supervised Person may transact in Fund Shares during any Blackout Period applicable to Fund Shares. The Chief Compliance Officer may designate a Blackout Period, among other circumstances, (i) starting twenty-four (24) hours preceding the end of the month, through the end of the Half-Session Period following the public release of the Fund’s month-end net asset value or any shareholder report, (ii) for any interim net asset value, or any other report or announcement outside of the ordinary course of business, starting twenty-four (24) hours preceding the preparation of that report through the end of the Extended Release Period following its public release, (iii) while the Fund or the Adviser is in possession of material non-public information concerning the Fund, (iv) in connection with any pending or contemplated offering, issuance, or repurchase of Fund Shares, including under the Fund’s committed equity facility, that constitutes a material, non-public transaction or (v) for any other reason in the discretion of the Chief Compliance Officer and the Fund’s senior management. Unless the Chief Compliance Officer determines otherwise, a Blackout Period designated under clause (iii) or (iv) ends at the end of the Extended Release Period following public disclosure of the relevant information. A Blackout Period applicable to Fund Shares applies in addition to any other restriction, so that an otherwise permissible transaction may not be executed while a Blackout Period is in effect. This Section III.G.3 does not restrict a transaction effected pursuant to a Rule 10b5-1 Plan adopted, modified, or terminated in compliance with paragraph 5 below.

4.	Exceptions. Exceptions to the requirements of this Section III.G may be granted only in writing by the Chief Compliance Officer after receiving a written request for an exception, and only where the Chief Compliance Officer determines that the interests of the Fund and its stockholders would not be adversely affected. Transactions effected pursuant to the Fund’s distribution reinvestment plan or an Automatic Investment Plan are not subject to the pre-clearance and execution-window requirements of this Section, but remain subject to all applicable prohibitions on trading while in possession of material non-public information. The exceptions for transactions effected pursuant to a Rule 10b5-1 Plan are set forth in paragraphs 1 through 3 above and paragraph 5 below and do not require separate approval under this paragraph 4. The acquisition of Fund Shares by a director as compensation under a director compensation plan or program approved by the Board, where the number of Fund Shares awarded and the timing of the award are determined by a pre-established formula, is not subject to the pre-clearance, execution-window, or Blackout Period requirements of this Section III.G. Any subsequent sale or other disposition of Fund Shares so acquired remains subject to all requirements of this Section III.G.

5.	Rule 10b5-1 Trading Plans

The Fund and FP Strategies recognize that executive officers, directors, and other Access Persons may wish to engage in personal transactions in Fund Shares at times that might otherwise conflict with their possession of material, non-public information. To accommodate legitimate personal investment planning while protecting against insider trading liability, the Fund and FP Strategies affirmatively encourage eligible Access Persons to adopt written trading plans with their broker that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Rule 10b5-1 Plans"). A properly structured Rule 10b5-1 Plan allows an Access Person to establish a pre-determined schedule or formula for purchasing or selling Covered Securities at specified future dates, prices, or quantities. Transactions executed pursuant to a compliant Rule 10b5-1 Plan generally qualify for an affirmative defense against insider trading liability under Rule 10b5-1, provided that all conditions of the rule—including the applicable cooling-off period, single-plan limitation, and certification requirements introduced by the SEC's December 2022 amendments—are satisfied at the time the plan is adopted, modified, or terminated.

Any Access Person who wishes to establish, modify, or terminate a Rule 10b5-1 Plan must promptly inform the Chief Compliance Officer and provide a copy of the plan, together with a written attestation signed by the Access Person certifying that, at the time of adoption, modification, or termination, he or she was not aware of any material, non-public information. Rule 10b5-1 Plans must: (i) be adopted only outside of a Blackout Period, when the Access Person does not possess material, non-public information; (ii) be in written form and specify the amount, price, and timing of transactions (or the formula or algorithm by which such parameters will be determined); (iii) satisfy the applicable cooling-off period before any transactions may be executed thereunder; and (iv) otherwise comply with the requirements of Rule 10b5-1 and any supplemental guidance issued by the SEC. Notwithstanding the affirmative defense available under a compliant plan, Access Persons are reminded that no plan shall be used as a device to evade the prohibitions of this Code or applicable securities laws, and the Chief Compliance Officer retains the authority to suspend or terminate acceptance of any plan that raises compliance concerns. All plans, modifications, terminations, and accompanying attestations, together with records of transactions executed thereunder, shall be maintained in accordance with Section VI.C of this Code.

H.	Gifts and Entertainment

Giving, receiving, or soliciting gifts or entertainment in a business setting may create an appearance of impropriety and may raise a potential conflict of interest. The following requirements apply to all Access Persons and Supervised Persons.

1.	No Access Person or Supervised Person, or any member of his or her immediate family or household, shall solicit or accept any cash, cash equivalent, loan, or gift, or any entertainment, travel, or other thing of value in excess of a de minimis amount, from any person or entity that does, or seeks to do, business with the Fund or the Adviser, including any placement agent, broker-dealer, or manager of a special purpose vehicle in which the Fund invests, except as permitted under this Section.

2.	For purposes of this Section, the de minimis threshold is $300 in the aggregate per recipient per calendar year.

3.	Any gift or entertainment offered or received in excess of the de minimis threshold must be reported to, and pre-cleared by, the Chief Compliance Officer. The Chief Compliance Officer will maintain a gifts and entertainment log recording the name of the person involved, a description of the gift or entertainment, the date, the estimated value, and the disposition.

4.	No gift, regardless of value, may be given to any federal, state, or local government official, banking or securities regulator, or any official of a self-regulatory organization. Political contributions are governed separately by Section III.I.

I.	Political Contributions

Rule 206(4)-5 under the Advisers Act and certain state and local laws restrict the Adviser and its personnel from making political contributions that could be viewed as made for the purpose of obtaining or retaining advisory business with a government entity, regardless of the contributor’s actual intent. The following requirements apply to all Access Persons and Supervised Persons and members of their immediate families.

1.	No Access Person or Supervised Person, or member of his or her immediate family, may make, solicit, or coordinate any contribution to a candidate for U.S. state or local office, a candidate for U.S. federal office who currently holds a U.S. state or local office, or any political party or political action committee that may contribute to such campaigns, without the prior written approval of the Chief Compliance Officer.

2.	Each new Access Person and Supervised Person must disclose to the Chief Compliance Officer all political contributions made during the two years preceding the commencement of employment or service, so that the Chief Compliance Officer may assess any effect on the Adviser’s business under Rule 206(4)-5.

3.	The Adviser will maintain the records relating to political contributions required by Rule 204-2 under the Advisers Act.

J.	Outside Business Activities

Each Access Person and Supervised Person must disclose to, and obtain the prior written approval of, the Chief Compliance Officer before engaging in any outside business activity, including serving as an officer, director, general partner, member, employee, or consultant of any entity other than the Fund or the Adviser, or otherwise engaging in any business activity for compensation outside the scope of his or her duties to the Fund or the Adviser. The Chief Compliance Officer will assess each outside business activity for potential conflicts of interest and may impose conditions or require that the activity be discontinued.

K.	Independent Directors

Each Independent Director is an Access Person of the Fund for purposes of Rule 17j-1. Because Independent Directors do not participate in the day-to-day investment activities of the Fund or FP Strategies, this Code of Ethics applies to an Independent Director as set forth in this Section III.K.

1.	Provisions That Apply. Except as provided in paragraph 2 below, an Independent Director is subject to this Code of Ethics as an Access Person, including, for the avoidance of doubt: Section III.C (Standards of Conduct); the prohibition on trading during a Blackout Period in securities appearing on the Restricted List, to the extent the Independent Director has knowledge of the Fund’s or FP Strategies’ trading activity or of the contents of the Restricted List; Section III.G (Trading in Fund Shares), including its pre-clearance, execution-window, Blackout Period, and Rule 10b5-1 Plan requirements; Section IV (Statement on the Prohibition of Insider Trading); the quarterly transaction reporting requirement of Section V.D, to the limited extent provided in that Section; and the annual certification required by Section V.F.

2.	Provisions That Do Not Apply. An Independent Director who would be required to comply with this Code of Ethics solely by reason of being a director of the Fund is not subject to: (i) the pre-clearance requirements of Sections III.E and V.B for transactions in Covered Securities other than Fund Shares, including the approval requirement for Initial Public Offerings and Limited Offerings in Section III.E.4; (ii) the duplicate-confirmation and account-designation requirements of Section V.A; (iii) the initial holdings report required by Section V.C or the annual holdings report required by Section V.E; or (iv) Section III.H (Gifts and Entertainment), Section III.I (Political Contributions), or Section III.J (Outside Business Activities).

3.	Notice of Blackout Periods. The Chief Compliance Officer will notify each Independent Director of the designation of any Blackout Period applicable to Fund Shares.

IV.	STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your and to the Fund’s future. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.

A.	Summary of the Fund’s Business Activities

The Fund is a Maryland corporation registered under the 1940 Act as a non-diversified, closed-end management investment company whose common stock is listed and trades on the Nasdaq Global Market under the symbol “BOT.” The Fund expects to invest primarily in equity and equity-linked securities of private and public companies operating in the fields of robotics and embodied AI. These portfolio companies may include issuers of common stock, preferred equity, or convertible debt instruments that can convert into such equity interests.

In the course of its business activities, the Fund may receive access to information that is not already in the public domain. For example, certain data sources may make information available to the Fund that has not been fully disseminated in the marketplace. If this situation arises and the Fund has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with his or her supervisors and the Fund’s Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, the Fund’s Chief Compliance Officer will update the Restricted List as it is discussed in this Code of Ethics.

In addition, because the Fund is itself a listed issuer, the Fund and its personnel may possess material non-public information concerning the Fund, including with respect to its net asset value before publication, its financial results, and any pending or contemplated offering, issuance, or repurchase of Fund Shares. Such information is subject to this Statement, and trading in Fund Shares while in possession of such information is prohibited. In the unlikely event that you come into possession of information that is not publicly available, either through your work with the Fund or outside of the workplace, you will be required to adhere to this Statement on the Prohibition of Insider Trading (this “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with this Code of Ethics beginning with the requirement to notify the Fund’s Chief Compliance Officer.

B.	Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to ensure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Fund and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. The Fund’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

A violation of the Fund’s policies and procedures regarding confidential information or the use thereof and disclosure may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Fund’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized and, as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Fund may initiate or cooperate in proceedings resulting in such penalties.

C.	Policy

No person to whom this Statement applies, including officers, directors or employees of the Fund and FP Strategies, may enter into a transaction, either personally or on behalf of others, while in possession of material non-public information, nor may any partner, member, officer, trustee, director or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider trading.” Any questions regarding this policy and procedure should be directed to the Fund’s Chief Compliance Officer.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider while in possession of material non-public information;

•	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

D.	Who is an Insider?

The concept of an “insider” is broad and includes officers, directors and employees of a fund. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a fund’s affairs and, as a result, is given access to information solely for the fund’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a fund must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

E.	What is Material Information?

Trading on non-public information is not a basis for liability unless the non-public information is material. Information generally is considered “material” if (i) there is a substantial likelihood that a reasonable investor would consider the non-public information important in making an investment decision, or (ii) the non-public information is reasonably certain to have a substantial effect on the price of a fund’s securities. Non-public information that should be considered material includes, but is not limited to: dividend changes; earnings estimates not previously disseminated; material changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. In the case of the Fund, information that should be considered material also includes the Fund’s net asset value and net asset value per share before publication, changes to the Fund’s distribution policy, and any pending or contemplated material offering, issuance, or repurchase of Fund Shares that has not otherwise been disclosed as ordinary course business of the Fund.

Material information does not have to relate to a fund’s business. For example, in Carpenter v. United States, 108 S. Ct. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with the Fund’s Chief Compliance Officer, who will involve counsel if necessary, before acting in any way on such information.

F.	What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would generally be considered “public.” In certain instances, information disseminated to certain segments of the investment community may be deemed “public” (e.g., research communicated through institutional information dissemination services such as First Call). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. For transactions in Fund Shares, information about the Fund that is the subject of a Blackout Period under Section III.G.3 may instead be treated as public at the end of the Half-Session Period or Extended Release Period that applies under that Section.

G.	Basis for Liability

Described below are circumstances under which a person or entity may be deemed to have transacted on inside information.

1.	Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. United States, 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: (1) they can enter into a confidential relationship with the fund (e.g. attorneys and accountants, etc.) (“temporary insiders”); or (2) they can acquire a fiduciary duty to the fund’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the fund’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2.	Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In United States v. O’Hagan, 521 U.S. 642 (1997), and in Carpenter v. United States, the U.S. Supreme Court recognized that a person who misappropriates confidential information in breach of a duty owed to the source of the information may be liable, and found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to enter a transaction in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

H.	Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

I.	Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, directors and employees of the Fund in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Fund or for themselves and to assist the Fund and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, director and employee of the Fund must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Fund, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Fund’s Chief Compliance Officer.

1.	Identifying Inside Information. Before trading for yourself or others in the securities of a fund about which you have what you believe to be inside information, ask yourself the following questions:

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non-public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is non-public, you must ask the Fund’s Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to the Fund’s Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Fund, other than to the Fund’s Chief Compliance Officer.

•	After the Fund’s Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then enter into a transaction.

2.	Restricting Access to Sensitive Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

3.	Personal Trading. All officers, directors and employees must enter into transactions in accordance with the provisions of this Code of Ethics as well as this Statement in order to assist the Fund with monitoring for violations of the law.

4.	Confidentiality of the Restricted List. As defined in this Code of Ethics, the Fund’s Chief Compliance Officer will maintain a Restricted List. Disclosure outside of the Fund as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5.	Reporting and Investigation of Suspected Violations. Should the Fund’s Chief Compliance Officer learn that a violation of this Statement is suspected, the Fund’s Chief Compliance Officer shall alert the Chief Executive Officer of the Fund. Together, these parties will determine who should conduct further investigation, if they determine an investigation is necessary.

V.	PROCEDURES TO IMPLEMENT THIS CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code of Ethics, and to assist the Fund in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Fund’s Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•	those transactions effected pursuant to an Automatic Investment Plan.

A.	Reporting Requirements

The Chief Compliance Officer shall furnish each employee with a copy of this Code of Ethics along with any amendments, upon commencement of employment and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands all aspects of this Code of Ethics and recognizes that he or she is subject to the provisions and principles detailed herein. In addition, the Fund’s Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Each Access Person must arrange for the Chief Compliance Officer to receive, directly from the broker, dealer, or bank, duplicate copies of trade confirmations and periodic account statements for each account in which the Access Person has a Beneficial Interest, or, where the Fund or the Adviser maintains an electronic compliance system, must designate such accounts within that system so that transaction and holdings data are transmitted automatically. The Chief Compliance Officer may require that such accounts be maintained only at financial institutions capable of providing such confirmations, statements, or electronic feeds. Because certain transactions are exempt from pre-clearance under Section III.E, this direct reporting is the principal means by which the Chief Compliance Officer surveils personal trading, and full and timely reporting is therefore essential. Rule 10b5-1 Trading Plans are subject to separate notification and attestation requirements as described in Section III.G.5. Interests in Approved Co-Investment Vehicles are reported manually as provided in Section III.E.4A.

B.	Pre-Clearance Reports

Access Persons of the Fund must obtain approval from the Fund’s Chief Compliance Officer prior to entering into a transaction in any Covered Securities (except as provided in Sections III.E.6, III.E.7 and III.K), as well as Initial Public Offerings and Limited Offerings, and prior to any transaction in Fund Shares in accordance with Section III.G. The pre-clearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions (for example, good until cancelled, limit, etc.). There will also be a line for approval or disapproval along with space for comments and the date.

C.	Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to the Fund’s Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

D.	Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to the Fund’s Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. Notwithstanding the foregoing, an Independent Director need only file such a report if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or FP Strategies. The report must contain the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected, and the date the account(s) were established; and

•	the date the Access Person submits the report.

E.	Annual Holdings Reports

Each Access Person must submit, to the Fund’s Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The annual holdings report must be submitted at least once every 12 months, on a date to be designated by the Fund. The Fund’s Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

F.	Annual Certification of Compliance

All Access Persons must annually certify, through a written acknowledgment, to the Fund’s Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code of Ethics; (2) they have complied with all applicable requirements of this Code of Ethics; and (3) they have reported all transactions and holdings that they are required to report under this Code of Ethics.

VI.	ADMINISTRATION OF THIS CODE OF ETHICS

The Fund’s Chief Compliance Officer has overall responsibility for administering this Code of Ethics and reporting on the administration of and compliance with this Code of Ethics and related matters to the Board and the Audit Committee of the Board (the “Audit Committee”).

The Fund’s Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code of Ethics. Before making any determination that a violation has been committed by a person subject to this Code of Ethics, such person shall be given an opportunity to supply additional explanatory material. The Fund’s Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.

The personal-trading reports and pre-clearance requests of the Chief Compliance Officer shall be reviewed and, where pre-clearance is required, approved by another officer of the Fund or the Adviser or a member of senior management who is not supervised by the Chief Compliance Officer, in order to avoid any conflict of interest in the review of the Chief Compliance Officer’s own transactions.

The personal-trading reports and pre-clearance requests of the Fund’s executive officers, including the Chief Executive Officer, shall be made available to the chair of the Audit Committee upon request. In addition, the annual report furnished to the Board and the Audit Committee under this Section VI shall include a summary of the personal-trading activity of the Fund’s executive officers during the period covered. This oversight is intended to provide independent visibility into the personal trading of the Fund’s senior management.

No less frequently than annually the Fund’s Chief Compliance Officer must furnish to the Board and Audit Committee, and the Board and/or Audit Committee must consider, a written report that describes any issues arising under this Code of Ethics or its procedures since the last report to the Board, including but not limited to, information about material violations of this Code of Ethics or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Fund has adopted procedures reasonably designed to prevent persons subject to this Code of Ethics from violating this Code of Ethics.

A.	Sanctions for Code Violations

All violations of this Code of Ethics will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

B.	Application/Waivers

All the directors, officers and employees of the Fund and FP Strategies are subject to this Code of Ethics.

Insofar as other policies or procedures of the Fund or FP Strategies govern or purport to govern the behavior or activities of all persons who are subject to this Code of Ethics, they are superseded by this Code of Ethics to the extent that they overlap or conflict with the provisions of this Code of Ethics.

Any amendment or waiver of this Code of Ethics for an executive officer or member of the Board must be made by the Board. Any amendment to, or waiver (including an implicit waiver) from, a provision of this Code of Ethics that applies to a SOX Officer and relates to any element described in Item 2(b) of Form N-CSR shall be disclosed as required by Item 2 of Form N-CSR. Any material amendment to this Code of Ethics must be approved by the Board, including a majority of the Independent Directors, on the basis of a determination that the Code as amended contains provisions reasonably necessary to prevent Access Persons from engaging in conduct prohibited by Rule 17j-1, within the period required by Rule 17j-1, and after receiving a certification from the Fund and FP Strategies that each has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

C.	Records

The Fund shall maintain records with respect to this Code of Ethics in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1.	A copy of this Code of Ethics and any other code of ethics of the Fund that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code of Ethics, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4.	A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.	A copy of each report made to the Board shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.	A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted. The Fund and the Adviser shall also maintain the gifts and entertainment log, the outside business activity approvals, and the political contributions records described in Sections III.H, III.J, and III.I, respectively, and all Rule 10b5-1 Trading Plans, amendments, terminations, and accompanying attestations, together with records of transactions executed thereunder, as described in Section III.G.5, for the periods required by applicable law.

D.	Revisions and Amendments

This Code of Ethics may be revised, changed or amended at any time by the Board. Following any material revisions or updates, an updated version of this Code of Ethics will be distributed to you, and will supersede the prior version of this Code of Ethics effective upon distribution. The Fund may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code of Ethics, and that you agree to comply with the provisions thereof.